AutoZone Announces Promotions

MEMPHIS, Tenn. Oct. 19, 2005 (PRIMEZONE) -- AutoZone, Inc. (NYSE:AZO), the nation's leading auto parts retailer, today announced key organizational changes. Effective immediately, Bob Olsen has been promoted to Executive Vice President, Supply Chain, IT, Mexico and Store Development. Mr. Olsen had been Senior Vice President, Store Development and Mexico. Also, Harry Goldsmith, currently Senior Vice President, General Counsel, and Secretary has been promoted to Executive Vice President, General Counsel, and Secretary. In addition, Tim Briggs, currently Vice President, Human Resources has been promoted to Senior Vice President, Human Resources.

"Bob, Harry and Tim are seasoned leaders who will strengthen our team for the future," said Bill Rhodes, President and CEO of AutoZone. "I am pleased with our management's efforts thus far, and our team is excited about driving forward into 2006."

At the same time, the company announced the resignations of Mike Longo, Executive Vice President, Supply Chain, IT, Mexico and Store Development and Daisy Vanderlinde, Senior Vice President, Human Resources and Loss Prevention.

"Mike and Daisy have made tremendous contributions toward AutoZone's success and we wish them the very best in their future endeavors," Rhodes said.

The company also announced it has retained the search firm Korn/Ferry International to fill the previously announced Chief Financial Officer vacancy.

About AutoZone:

As of August 27, 2005, AutoZone sells auto and light truck parts, chemicals and accessories through 3,592 AutoZone stores in the United States and 81 AutoZone stores in Mexico and also sells the ALLDATA brand automotive diagnostic and repair software. On the web, AutoZone sells diagnostic and repair information and auto and light truck parts through www.autozone.com.

The AutoZone logo is available at: http://www.primezone.com/newsroom/prs/?pkgid=1759

CONTACT:  AutoZone
          Media:
          Ray Pohlman
          901-495-7962
          ray.pohlman@autozone.com

          Financial:
          Brian Campbell
          901-495-7005
          brian.campbell@autozone.com